Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We have issued our reports dated October 13, 2005, except for Note S as to which the date is June 16, 2006, accompanying the consolidated financial statements and schedules included in the Annual Report of American Health Products Corporation and Subsidiary on Form 10-K/A for the years ended June 30, 2005 and 2004. We hereby consent to the incorporation by reference of said report in the Registration Statement and Prospectus of American Health Products Corporation and Subsidiary on this Form S-1 (Pre Effective Amendment No. 1) and to the use of our name as it appears under the caption “Experts.”
/s/ GRANT THORNTON LLP
Chicago, Illinois
November 10, 2006